Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

BLACKSTONE PRIVATE CREDIT FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$1,426,787,064(1)	0.00014760	$210,593.77 (2)

Total Transaction Valuation	$1,426,787,064		$210,593.77

Total Fees Due for Filing			—

Total Fees Previously Paid			$210,593.77

Total Fee Offsets			—

Net Fee Due			—

(1)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $210,593.77 was paid in connection with the filing of the Schedule TO-I by Blackstone Private Credit Fund (File No. 005-91801) on February 1, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Blackstone Private Credit Fund	SC TO-I	005-91801	February 1, 2024		$210,593.77

Fee Offset Sources					February 1, 2024		$210,593.77